As filed with the Securities and Exchange Commission on June 8, 2021

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

Poseida Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	47-2846548
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

9390 Towne Centre Drive, Suite 200 San Diego, California	92121
(Address of Principal Executive Offices)	(Zip Code)

2020 Equity Incentive Plan

2020 Employee Stock Purchase Plan

(Full titles of the plans)

Eric Ostertag, M.D., Ph.D.

Chief Executive Officer

Poseida Therapeutics, Inc.

9390 Towne Centre Drive, Suite 200

San Diego, California 92121

(858) 779-3100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Sean Clayton Kenneth J. Krisko Cooley LLP 4401 Eastgate Mall San Diego, California 92121 (858) 550-6000	Harry J. Leonhardt, Esq. General Counsel Poseida Therapeutics, Inc. 9390 Towne Centre Drive, Suite 200 San Diego, California 92121 (858) 779-3100

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
2020 Equity Incentive Plan Common Stock, $0.0001 par value per share	3,093,044(3)	$8.37	$25,888,778.28	$2,824.47
2020 Employee Stock Purchase Plan Common Stock, $0.0001 par value per share	618,608(4)	$8.37	$5,177,748.96	$564.89
Total	3,711,652	N/A	$31,066,527.24	$3,389.36

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock (“Common Stock”) of Poseida Therapeutics, Inc. (the “Registrant”) that become issuable under the Registrant’s 2020 Equity Incentive Plan (the “2020 Plan”), and the Registrant’s 2020 Employee Stock Purchase Plan (the “2020 ESPP”) by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(2)

This estimate is made pursuant to Rule 457(c) and Rule 457(h)(1) of the Securities Act solely for purposes of calculating the registration fee. The price per share and aggregate offering price are based upon the average of the high and low prices of the Common Stock on June 4, 2021, as reported on the Nasdaq Stock Market.

(3)

Represents shares of Common Stock that were automatically added to the shares authorized for issuance under the 2020 Plan on January 1, 2021, pursuant to an “evergreen” provision contained in the 2020 Plan. Pursuant to such provision, on January 1 of each calendar year for a period of ten years commencing on January 1, 2021 and ending on (and including) January 1, 2030, the number of shares authorized for issuance under the 2020 Plan is automatically increased by an amount equal to 5.0% of the total number of shares of Common Stock outstanding on December 31 of the preceding year; provided, however that the Registrant’s board of directors (the “Board”) may act prior to January 1 of a given year to provide that the increase for such year will be a lesser number of shares of Common Stock.

(4)

Represents shares of Common Stock that were automatically added to the shares authorized for issuance under the 2020 ESPP on January 1, 2021, pursuant to an “evergreen” provision contained in the 2020 ESPP. Pursuant to such provision, on January 1 of each calendar year for a period of ten years commencing on January 1, 2021 and ending on (and including) January 1, 2030, the number of shares authorized for issuance under the 2020 ESPP is automatically increased by an amount equal to the lesser of: (i) 1.0% of the total number of shares of Common Stock outstanding on December 31 of the preceding calendar year, and (ii) 1,230,000 shares of Common Stock. Notwithstanding the foregoing, the Board may act prior to the first day of any calendar year to provide that there will be no January 1 increase in the share reserve for such calendar year or that the increase in the share reserve for such calendar year will be a lesser number of shares of Common Stock than would otherwise occur pursuant to clauses (i) or (ii) above.

INCORPORATION OF DOCUMENTS BY REFERENCE

This Registration Statement is being filed for the purpose of increasing the number of securities of the same class as other securities for which a Registration Statement of the Registrant on Form S-8 relating to the same employee benefit plans is effective.

The Registrant previously registered shares of its Common Stock for issuance under the 2020 Plan and the 2020 ESPP under a Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on July 23, 2020 (File No. 333-240048). Pursuant to General Instruction E to Form S-8, this Registration Statement hereby incorporates by reference the contents of the Registration Statement referenced above.

Item 8.	Exhibits.

Exhibit Number	Description

4.1

Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (File No. 001-39376), filed with the Commission on July 14, 2020).

4.2

Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K (File No. 001-39376), filed with the Commission on July 14, 2020).

4.3

Form of Common Stock Certificate of the Registrant (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1 (File No. 333-239321), filed with the Commission on June 19, 2020).

4.4

Amended and Restated Investors’ Rights Agreement, by and among the Registrant and certain of its stockholders, dated June 24, 2020 (incorporated by reference to Exhibit 4.2 to the Registrant’s Registration Statement on Form S-1 (File No. 333-239321), filed with the Commission on July 6, 2020).

5.1	Opinion of Cooley LLP.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Cooley LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page).

99.1

Poseida Therapeutics, Inc. 2020 Equity Incentive Plan and Forms of Stock Option Grant Notice, Option Agreement and Notice of Exercise thereunder (incorporated by reference to Exhibit 10.3 to the Registrant’s Registration Statement on Form S-1 (File No. 333-239321), filed with the Commission on July 6, 2020).

99.2

Poseida Therapeutics, Inc. 2020 Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.4 to the Registrant’s Registration Statement on Form S-1 (File No. 333-239321), filed with the Commission on July 6, 2020).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on June 8, 2021.

POSEIDA THERAPEUTICS, INC.

By:	/s/ Eric Ostertag
Eric Ostertag, M.D., Ph.D.
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Eric Ostertag, M.D., Ph.D., Mark J. Gergen, J.D., and each of them, as his or her true and lawful attorneys-in-fact and agents, each with the full power of substitution, for him or her and in his or her name, place, or stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Eric Ostertag Eric Ostertag, M.D., Ph.D.	Chief Executive Officer and Director (Principal Executive Officer)	June 8, 2021

/s/ Mark J. Gergen Mark J. Gergen, J.D.	President, Chief Business Officer and Director (Principal Financial Officer)	June 8, 2021

/s/ Johanna M. Mylet Johanna M. Mylet, C.P.A.	Senior Vice President, Finance (Principal Accounting Officer)	June 8, 2021

/s/ David Hirsch David Hirsch, M.D., Ph.D.	Director	June 8, 2021

/s/ Sean Murphy Sean Murphy	Director	June 8, 2021

/s/ John P. Schmid John P. Schmid, M.B.A.	Director	June 8, 2021

/s/ Catherine J. Mackey Catherine J. Mackey, Ph.D.	Director	June 8, 2021

/s/ Marcea B. Lloyd Marcea B. Lloyd, J.D.	Director	June 8, 2021

/s/ Luke Corning Luke Corning	Director	June 8, 2021